Mail Stop 4561

      							October 25, 2005


Christopher A. Stephenson
Chief Financial Officer
160 South Whisman Road
Mountain View, California 94041

	Re:	Catapult Communications Corporation
		Form 10-K: For the Fiscal Year Ended September 30, 2004
		Filed December 10, 2004
		Form 10-Q: For the Fiscal Period Ended December 31, 2004
		Filed February 9, 2005
		Form 10-Q: For the Fiscal Period Ended March 31, 2005
		Filed May 3, 2005
      Form 10-Q: For the Fiscal Period Ended June 30, 2005
		Filed August 8, 2005
	File No. 000-24701

Dear Mr. Stephenson,

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Stephen Krikorian
								Accounting Branch Chief